Exhibit 3.3

AMENDMENT No. 2 TO

THE SECOND AMENDED AND RESTATED BYLAWS

(the “Bylaws”)

OF

YOU ON DEMAND HOLDINGS, INC.

(the “Corporation”)

Effective November 23, 2015

The Bylaws of the Corporation shall be amended as follows:

The following shall be added to the Bylaws as a new Section 8.16:

“Section 8.16 Nevada Revised Statutes Sections 78.378 to 78.3793. Pursuant to Nevada Revised Statutes Section 78.378, the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, do not apply to the Corporation.”

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Adopted by resolution of the Board of Directors, the 20th day of November, 2015.

/s/ Grace He
Grace He, Secretary